ACQUISITION AGREEMENT

      This Acquisition Agreement (this "Agreement") is made and entered into as of February 27, 2004, by and among Conversion Services International, Inc., a Delaware corporation, with offices at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936 ("Buyer"), Robert C. DeLeeuw, an individual residing at 148 West Parkway, Pompton Plains, New Jersey 07444 ("Seller"), and DeLeeuw Associates, Inc., a New Jersey corporation, with offices at 1700 Route 23 N, Suite 150, Wayne, New Jersey 07470 (the "Company").

                                   WITNESSTH:

      WHEREAS, Seller owns, of record and beneficially, One Thousand (1,000) shares (the "Company Shares") of the common stock, par value $0.01, of the Company, being all of the issued and outstanding shares of the capital stock of the Company;

      WHEREAS,  the Company owns of record and beneficially,  Five Hundred Sixty
(560) shares (the "DIL Shares") of the capital stock of DeLeeuw International Yonetim Danismanligi ve Ticaret Limited Sirketi, a limited sirketi formed under Turkish laws ("DIL"), being Fifty Percent (50%) of all of the issued and outstanding shares of the capital stock of DIL, on a fully diluted basis (the DIL Shares and the Company Shares being collectively referred to herein as the "Securities");

      WHEREAS, the Company, and to Seller's Knowledge DIL, is engaged in the business of providing consulting services to the financial services industry (the "Business");

      WHEREAS, the parties desire that the Company be merged (the "Reorganization") with a a wholly-owned subsidiary of Buyer to be organized as a limited liability company ("Subsidiary") in a transaction qualifying as a tax-free merger under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the Company desires to sell the DIL Shares to Buyer, and Buyer desires to purchase the DIL Shares from the Company, on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                       THE REORGANIZATION AND THE PURCHASE

      1.1 The Reorganization and the Sale and Delivery of the DIL Shares. Pursuant to the terms and subject to the conditions set forth herein, the parties agree to effectuate the Reorganization pursuant to the Plan and Agreement of Merger and Reorganization by and among Buyer, Subsidiary and the Company, substantially in the form of Exhibit A to this Agreement (the "Merger Agreement"), and Buyer hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Buyer, the DIL Shares, all for the consideration set forth in Section 1.3.

      1.2 Closing Date. The closing for the consummation of the Reorganization and the sale and purchase of the DIL Shares (the "Closing") will take place at the offices of Buyer at 9:00 a.m. local time on the date hereof, or at such other date, time and place as is mutually agreed among the parties (such date and time of closing being herein called the "Closing Date").

      1.3 Consideration.

            (a) In connection with the Reorganization, Buyer will pay to Seller, in his capacity as sole shareholder of the Company, at Closing a cash acquisition price of One Million Nine Hundred Thousand Dollars ($1,900,000), subject to adjustment as provided in Section 1.3(d) and Section 1.3(e) below (the "Cash Acquisition Price"). Five Hundred Thousand Dollars ($500,000) (the "Cash Holdback") of the Cash Acquisition Price will be retained by Buyer, pursuant to the Holdback Agreement by and between Buyer and Seller, substantially in the form of Exhibit B to this Agreement (the "Holdback
Agreement"), and the remaining balance of the Cash Acquisition Price will be delivered by wire transfer of immediately available funds to the account of Seller designated in writing by Seller to Buyer prior to the Closing.

            (b) In connection with the Reorganization and as provided in the Merger Agreement, Buyer will deliver at Closing: Eighty Million (80,000,000) shares of the common stock, par value $0.001, of Buyer (the "Common Stock"), subject to adjustment as provided in Section 1.3(e) below (the "Buyer Shares"), for which the Company Shares are exchanged in accordance with the Merger Agreement, and options to purchase an additional Two Million (2,000,000) shares (the "Option Shares") of the Common Stock of Buyer to be granted under Buyer's 2003 Stock Incentive Plan to the following key employees of the Company (collectively, the "Key Employees"): Bryan Carey (500,000 Option Shares), Joe Walsh (500,000 Option Shares), Barbara McConnell (150,000 Option Shares), Maureen O'Loughlin (150,000 Option Shares), Janice Craig (150,000 Option
Shares), Kay Poole (150,000 Option Shares), Tracee Beebe (100,000 Option Shares), Lloyd Hawk (50,000 Option Shares), Tami Reina (50,000 Option Shares), Tony Kneisley (50,000 Option Shares), Kevin Shenton (50,000 Option Shares), Chris Miller (50,000 Option Shares) and Levent Erken (50,000 Option Shares). At Closing, certificate(s) representing the Buyer Shares registered in Seller's name shall be issued and delivered to the Seller. Eight Million (8,000,000) of the Buyer Shares (the "Holdback Shares") shall be withheld by Buyer at Closing pursuant to the Holdback Agreement.

            (c) In connection with the sale and purchase of the DIL Shares, Buyer will pay to the Company at Closing a cash purchase price of One Hundred Thousand Dollars ($100,000) (the "DIL Purchase Price"), by wire transfer of immediately available funds to the account of the Company designated in writing by the Company to Buyer prior to the Closing.

            (d) In the event that the Working Capital (as  hereinafter  defined)
of the Company as of the January 31, 2004, exceeds Eight Hundred Thousand Dollars ($800,000), then the Cash Acquisition Price shall be increased by an amount equal to the difference between the Working Capital of the Company as of January 31, 2004, and $800,000. The parties hereto acknowledge and agree that the Working Capital of the Company as of the Closing Date shall be determined in a manner in accordance with generally accepted accounting principles ("GAAP") consistently applied and in accordance with the Company's past practices. Seller and the Company acknowledge that the Company's Working Capital as of January 31, 2004, is attached hereto as Schedule 1.3(d) and has been determined in a manner in accordance with GAAP consistently applied and in accordance with the Company's past practices. Not later than thirty (30) days after the Closing Date, Buyer shall deliver to Seller Buyer's determination that it agrees with
Schedule 1.3(d) or, if Buyer shall not agree, the basis for such disagreement. In its evaluation of Schedule 1.3(d), Buyer agrees that it shall determine the Company's Working Capital on January 31, 2004 in accordance with GAAP consistently applied and in accordance with the Company's past practices. The cost of making such determination shall be paid by the Buyer. For the purposes of this Agreement, "Working Capital" shall mean the total consolidated current assets of the Company minus the total consolidated current liabilities of the Company (including all current assets, cash and cash equivalents, accounts receivable, unbilled receivables, work in process, inventory, prepaid expenses, and other current assets and including current liabilities, accounts payable, accrued expenses, deferred revenues and excluding from current liabilities, income tax liabilities).

      The preparation and  determinations by the parties  delivered  pursuant to
Section 1.3(d) shall be accompanied by back-up materials and schedules, in detail reasonably acceptable to the other party, copies of accounting work papers relevant to the preparation of the balance sheets and the determination setting forth the amount of the Working Capital as of January 31, 2004. In the event the Working Capital calculations are disputed by Seller, Seller shall notify Buyer in writing of the amount, nature and basis of the dispute within thirty (30) calendar days after delivery of the balance sheet and determination (the "Dispute Notice"). In the event of such a dispute, the Buyer and Seller shall first use diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within thirty (30) calendar days after delivery of the Dispute Note then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by Seller and Buyer. All determinations of the accounting firm shall be binding and conclusive upon all parties. A judgment on their determination made by the accounting firm referred to in this Section may be entered in and enforced by any court having jurisdiction thereover. The fees and expenses of the accounting firm in connection with the resolution of the disputes of the above shall be paid by Buyer unless the determination of the accounting firm shall vary from the determination of Seller of the Company's Working Capital as of January 31, 2004 by more than Twenty Percent (20%), in which event, the fees and expenses of the accounting firm shall be paid one-half by Buyer and one-half by Seller.

      The Cash Holdback and the Holdback Shares shall be distributed in accordance with the Holdback Agreement.

            (e) In the event that the Gross Revenues (as hereinafter defined) of the surviving entity of the Reorganization ("Surviving Entity") for the period commencing the day following the Closing Date until the date that is the first annual anniversary of the Closing Date (the "Adjustment Period") shall, in the aggregate, be at least Seven Million Five Hundred Thousand Dollars ($7,500,000), then the consideration for the Reorganization shall be increased by such number of additional shares of the Common Stock of Buyer (the "Additional Buyer Shares") and such additional cash payments ("Additional Cash Payment") as set forth below, depending on the target level of aggregate Gross Revenues achieved during the Adjustment Period:

         Target Level of Aggregate
         Gross Revenues Achieved            Number of Additional                Additional
         During Adjustment Period           Buyer Shares                        Cash Payment
         $7,500,000 -  $7,999,999           2,500,000                           $0

         OR

         $8,000,000                         10,000,000                          $300,000

         OR

         In excess of $8,000,000            10,000,000 plus that                $300,000
                                            number of additional
                                            shares of Common
                                            Stock determined by
                                            dividing the amount of
                                            Gross Revenue above
                                            $800,000 by the average
                                            closing price of Buyer's
                                            Common Stock for the
                                            ten (10) consecutive trading
                                            days immediately prior to
                                            the one-year anniversary
                                            of the Closing


      For the purposes herein, "Gross Revenues" shall mean gross revenues of the Surviving Entity, determined in accordance with GAAP consistently applied. Not later than thirty (30) days following the conclusion of the Adjustment Period, Buyer shall deliver to Seller a statement indicating the Gross Revenue for the Adjustment Period (the "Statement of Gross Revenues"). The cost of preparation of the Statement of Gross Revenue shall be paid by Buyer. The Statement of Gross Revenues shall be accompanied by back-up materials and schedules in details reasonably acceptable to Seller and copies of accounting work papers. In the event Seller disputes the Statement of Gross Revenues, the dispute procedures of
Section 1.3(d) shall be utilized. Any Additional Buyer Shares issuable and Additional Cash Payment payable pursuant to this Section 1.3(e) shall be issued and paid to Seller by Buyer on or before the date which is thirty (30) days after (i) the date of acceptance of the Statement of Gross Revenues by Seller and Buyer or (ii) the date that a determination is made with respect to a dispute (the "Additional Payment Date").

      1.4 Closing Deliveries. At the Closing,

            (a) Buyer will pay Seller the portion of the Cash Acquisition Price payable to Seller at Closing as specified in Section 1.3(a) and Buyer shall pay the Company the DIL Purchase Price as specified in Section 1.3(c);

            (b) Buyer will deliver to Seller stock certificates representing the Buyer Shares registered in the name of Seller as specified in Section 1.3(b) and the Merger Agreement;

            (c) Buyer will execute and deliver the Holdback Agreement and retain the Cash Holdback and the Holdback Shares as provided therein;

            (d) Seller will deliver certificate(s) representing the Company Shares for cancellation as provided in the Merger Agreement;

            (e) The Company will deliver certificate(s) representing the DIL Shares, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Buyer good title to the DIL Shares, free and clear of any Lien (as defined in Section 2.5);

            (f) Seller will deliver to Buyer the originals or copies of all of the books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information of and relating to the Company and DIL; and

            (g) Buyer, the Company and the Seller will execute and deliver the documents required to be delivered by each of them pursuant to Article V.

      1.5 Further Assurances. At or after the Closing, and without further consideration, Seller and the Company will, and will request that DIL execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order more effectively to consummate the Reorganization and to convey and transfer the DIL Shares to Buyer and to place Buyer in operational control of the Company, and for the purpose of aiding, assisting, collecting and reducing to possession any of the Securities and the assets of the Company and exercising rights with respect thereto.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer as follows:

      2.1 Organization.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary. The Company is qualified to do business as a foreign entity in the jurisdictions set forth on Schedule 2.1(a). Set forth on Schedule 2.1(a) is a list of all assumed names under which the Company operates and all jurisdictions in which any of the assumed names is registered.

            (b) To Seller's Knowledge DIL is a limited STI validly existing and in good standing under the laws of Turkey and, to Seller's Knowledge, has full power to own its properties and to conduct its business as presently conducted. To Seller's Knowledge, DIL is authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary. Set forth on Schedule 2.1(b) is a list of all assumed names under which DIL operates and all jurisdictions in which any of the assumed names is registered.

      2.2 Authority. Each of Seller and the Company has all requisite power and authority to execute, deliver and perform under this Agreement, the Merger Agreement and the other agreements, certificates and instruments to be executed by each of them, as applicable, in connection with or pursuant to this Agreement (collectively, the "Seller Documents"). This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by Seller and the Company, as applicable. This Agreement is, and, upon execution and delivery by Seller at the Closing, each of the other Seller Documents will be, a legal, valid and binding agreement of Seller and the Company, as applicable, enforceable against each of them, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      2.3 Organizational Documents. The Company has delivered to Buyer true, correct and complete copies of the certificates of incorporation, bylaws, minute books and equity transfer records of the Company and, to the extent that the Company or Seller has such documents in its possession, DIL. Such records include minutes or consents reflecting all actions taken by the board of directors (including any committees) and stockholders of the Company.

      2.4 Capitalization.

            (a) The Company Shares constitute all of the issued and outstanding equity interests of the Company. To the Knowledge of Seller the DIL Shares constitute Fifty Percent (50%) of the issued and outstanding equity interest of DIL. The Company Shares and to the Knowledge of Seller the DIL Shares have been duly authorized and validly issued in compliance with all applicable Laws (as defined in Section 2.16), and are fully paid and nonassessable and free of preemptive rights. None of the equity interests of the Company or to the Knowledge of Seller DIL are held in treasury or reserved for issuance.

            (b) There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating any of Seller, the Company or, to the Knowledge of Seller, DIL, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any equity interest in the Company or, to the Knowledge of Seller, DIL, or any agreement, document, instrument or obligation convertible or exchangeable therefore. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person (as defined in Section 2.15) is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or to the Knowledge of Seller, DIL. There are no voting trusts, proxies or other agreements or understandings to which Seller or the Company is a party or by which any of Seller or the Company or, to the Knowledge of Seller, DIL is bound with respect to the voting of any equity interest of the Company or DIL. None of the Company Shares and to the Knowledge of Seller DIL Shares were issued in violation of the Securities Act of 1933, as amended (the "Act") or applicable securities laws.

      2.5 Title to Securities. Seller is the record and beneficial owner of the Securities, free and clear of any obligation, lien, claim, pledge, security interest, liability, charge or other encumbrance (a "Lien"). Upon the consummation of the purchase and sale of the DIL Shares and delivery of certificates therefor (or other transfer documents included in the Seller Documents) to Buyer hereunder, Buyer will acquire the entire legal and beneficial interests in the DIL Shares, free and clear of any Lien and subject to no legal or equitable restrictions of any kind.

      2.6 Subsidiaries and Other Interests. The Company has no subsidiaries and does not own any equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest except its ownership of 50% interest in DIL.

      2.7 Title to Assets.

            (a) Set forth in Schedule 2.7(a) is a complete list (including the street address, where applicable) of: (i) all real property owned or leased by the Company or otherwise used in or associated with the Business; (ii) each vehicle owned or leased by the Company or otherwise used in connection with the Business; and (iii) each other asset with a value in excess of $1,000 of the Company used in connection with the Business. No tangible or intangible asset used in or associated with the Business is owned or leased by Seller or any Affiliate (as defined in Section 7.13) of Seller (other than the Company).

            (b) The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liens, other than statutory Liens securing current Taxes (as defined in Section 2.14(g)) and other obligations that are not yet due and payable as set forth in
Schedule 2.7(b). The Company holds valid ownership interest or leasehold interest in or otherwise has a valid and enforceable right to use, all of the assets used in connection with the Business that it does not own.

            (c) The Company owns no real property and has leased certain real property as set forth on Schedule 2.7(c) (the "Leased Property").

      2.8 Condition and Sufficiency of Assets. The assets of the Company, including any assets held under leases or licenses, include (i) all assets used in the Business, and (ii) except for cash and cash equivalents, constitute all assets used by the Company in the conduct of the Business.

      2.9 No Violation. Except as described in Schedule 2.9, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including without limitation the Reorganization and the sale of the DIL Shares to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default under (or an event that with notice or the lapse of time or both would constitute a breach or default), or result in the creation of any Lien on the Company Shares or to the Seller's Knowledge the DIL Shares or the assets of the Company, or, to Seller's Knowledge, DIL pursuant to, or relieve any third party of any obligation to the Company or, to Seller's Knowledge, DIL or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, contract, agreement, Permit (as defined in Section 2.17) or Law to which Seller, the Company or, to Seller's Knowledge, DIL is a party or by which any asset of the Company or, to Seller's Knowledge, DIL or otherwise used in the Business is in any way bound or obligated.

      2.10 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of any of Seller or the Company in connection with the consummation of the Reorganization, and to the Knowledge of Seller the sale and purchase of the DIL Shares or any of the other transactions contemplated by this Agreement, except the filing of the Merger Agreement and related merger documents with the States of New Jersey and Delaware.

      2.11 Financial Statements.

            (a) Attached as Schedule 2.11(a) are true and complete copies of the unaudited balance sheets of the Company as of December 31, 2003 (the "Latest Company Balance Sheet") and the audited balance sheets of the Company as of December 31, 2002 and December 31, 2001 and the related statements of operations for the years then ended (collectively, the "Financial Statements"). The Financial Statements present fairly the financial condition of the Company, at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP (except for the Latest Company Balance Sheet which may lack required footnotes and are subject to normal and recurring year-end audit adjustments). The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities (as defined in Section 2.12) by the Company.

            (b) Except as set forth on Schedule 2.11(b), all accounts receivable reflected in the Latest Company Balance Sheet or included in the assets of the Company on the Closing Date have arose in the ordinary course of business and are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof and will not be subject to counterclaim, set-off or other reduction.

      2.12 Absence of Undisclosed Liabilities.

            (a) The Company has no direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted (collectively, "Liabilities") except for: (i) Liabilities reflected in the Latest Company Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business and consistent with past practice after December 31, 2003;
(iii) Liabilities incurred in the ordinary course of business and consistent with past practice under the Material Agreements (as defined in Section 2.21) and under other agreements entered into by the Company in the ordinary course of business that are not included within the definition of Material Agreements set forth in Section 2.21, which Liabilities are not required by GAAP to be reflected in the Latest Company Balance Sheet and (iv) liabilities which do not exceed $25,000 in the aggregate.

            (b) For purposes of this Agreement, "ordinary course" Liabilities include only liabilities and obligations incurred in the normal course of business of the Company, consistent with past practices and amounts, and do not include, without limitation, any Liabilities under any agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of Law by the Company or Seller.

      2.13 Absence of Certain Changes. Since December 31, 2003, except as set forth on Schedule 2.13, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or Liabilities of the Company or with respect to the manner in which the Company conducts the Business or their operations; (b) any declaration, setting aside or payment of any dividends or distributions in respect of any equity capital of the Company or any redemption, purchase or other acquisition by the Company of its equity interests; (c) any payment or transfer of assets (including, without limitation, any distribution or any repayment of indebtedness) to or for the benefit of Seller or his Affiliates, other than compensation and expense reimbursements paid in the ordinary course of business, consistent with past practice; (d) any revaluation by the Company of any of its assets, including the writing down or writing off of notes or accounts receivable and the writing down of the value of inventory, other than in the ordinary course of business and consistent with past practice; (e) any entry by the Company into any commitment or transaction material to the Company including, without limitation, incurring or agreeing to incur capital expenditures; (f) any increase in indebtedness for borrowed money, or any issuance or sale of any debt securities, or any assumption, guarantee or endorsement of any Liability of any other Person, or any loan or advance to any other Person other than in the ordinary course of business consistent with past practices; (g) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any other than in the ordinary course of business consistent with past practices agreement binding on the Company or to which any asset of the Company is subject which could reasonably be expected to result in a Liability in excess of $25,000; (h) any change by the Company in its accounting methods, principles or material practices; (i) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company (other than as set forth in Schedule 2.13(i)) other than in the ordinary course of business consistent with past practices; (j) any termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company or any termination of employment (whether voluntary or involuntary) of employees of the Company in excess of historical attrition in personnel; (k) any theft, condemnation or eminent domain proceeding or any material damage, destruction or casualty loss affecting any material asset used in the Business, whether or not covered by insurance; (l) any sale, assignment or transfer of any asset used in the Business, except sales in the ordinary course of business and consistent with past practice; (m) any waiver by the Company or Seller of any material rights related to the Business; (n) any action, other than in the ordinary course of business and consistent with past practice, to pay, discharge, settle or satisfy any claim or Liability; (o) any settlement or compromise of any pending or threatened suit, action or claim relevant to the transactions contemplated by this Agreement or the Reorganization; (p) any issuance, sale or disposition of, or agreement to issue, sell or dispose of, any equity interest in the Company or to the Knowledge of Seller DIL or any instrument or other agreement convertible or exchangeable for any equity interest in the Company or to the Knowledge of Seller DIL; (q) any authorization, recommendation, proposal or announcement of an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or to the Knowledge of Seller DIL; (r) any acquisition or investment in the equity or debt securities of any Person (including in any joint venture or similar arrangement) by the Company; (s) any other transaction, agreement or commitment entered into by or affecting the Business or the Company, except in the ordinary course of business and consistent with past practice; or (t) any agreement to do or resulting in any of the foregoing.

      2.14 Taxes.

            (a) The Company has filed or caused to be filed on a timely basis all Tax returns that are or were required to be filed by them, as applicable. The Company has timely paid all Taxes that have become due and payable as Taxes imposed on it, pursuant to such Tax returns or otherwise, or pursuant to any assessment received by it, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Latest Company Balance Sheet.

            (b) The Company has not requested or been granted an extension of time for filing any Tax return that has not yet been filed.

            (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are accurate. To the Knowledge of Seller and the Company, there exists no proposed tax assessment against the Company, except as disclosed in the Latest Company Balance Sheet. All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or provision for such payment has been made or will be paid in the ordinary course of business.

            (d) All Tax returns filed by the Company are true, correct and complete in all respects.

            (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period.

            (f) No audit, examination or similar proceeding is pending or, to the Knowledge of Seller or the Company, threatened in regard to any Taxes due from or with respect to the Company or any Tax return filed by or with respect to the Company.

            (g) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

      2.15 Litigation. Except as described in Schedule 2.15, there are currently no pending or, to the Knowledge of Seller or the Company, threatened lawsuits, administrative proceedings, arbitrations, reviews or formal complaints or investigations ("Litigation") by any individual, corporation, partnership, Governmental Body or other entity (each, a "Person") against the Company or to the Knowledge of Seller, DIL, or any stockholder, director, officer, employee or agent (in their capacities as such) of the Company or to which any assets of the Company are subject, or to which any of the Company Shares are subject or relating to the transactions contemplated by this Agreement, the Merger Agreement or the consummation thereof. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

      2.16 Compliance with Laws. The Company is currently complying with and during applicable statutory periods has complied with each applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including, without limitation, all federal, state and local laws relating to zoning and land use, occupational health and safety, product quality, and safety and employment and labor matters ("Laws"), in all material respects.

      2.17 Permits. The Company possesses from each appropriate Governmental Body all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct the Business. Each of such Permits is described in Schedule
2.17. No loss of any such Permit is pending or, to the Knowledge of Seller or the Company, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapse.

      2.18 Environmental Matters. To the Knowledge of Seller and the Company, the Leased Property is in compliance with all applicable federal, state and local laws, regulations, orders and ordinances and any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal, relating to environmental protection (including Hazardous Materials, as hereinafter defined). To the best Knowledge of Seller and the Company, there exists no event, occurrence, condition or act, which, with the giving of notice, the lapse of time, or both may give rise to any violation of any such law, rule, regulation, order, ordinance or requirement. Seller and the Company have not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Company or any Leased Property is in violation of, or liable under, any laws, codes or regulations relating to environmental protection (including Hazardous Materials). The term "Hazardous Materials" shall mean and refer to the following: petroleum products and fractions thereof, asbestos, asbestos containing materials, urea formaldehyde, polychlorinated biphenyls, radioactive materials and all other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials, substances and wastes listed or identified in, or regulated by, any environmental protection, health or safety law, rule, regulation, order or ordinance. The Seller makes no representation or warranty as to whether the Leased Property contains any asbestos or asbestos containing materials.

      2.19 Employee Matters. Set forth on Schedule 2.19 is a complete list of all current employees, independent contractors and consultants of the Company. Except as set forth on Schedule 2.19, the Company has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and, to the Knowledge of Seller or the Company, there is no organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance with all provisions of each applicable collective bargaining agreement, and no complaint alleging any violation of such provisions has been filed or, to the Knowledge of Seller or the Company, is threatened to be filed with or by any Governmental Body.

      2.20 Employee Benefit Plans.

            (a) Set forth in Schedule 2.20 is a complete and correct list of all "Employee Benefit Plans" of the Company. The term "Employee Benefit Plans" means
(i) any "employee benefit plan" or "plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
(ii) all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (x) is or has been established, maintained or contributed to by the Company or any other corporation or trade or business under common control with the Company (an "ERISA Affiliate") as determined under Section 414(b), (c),
(m) or (o) of the Code, or with respect to which the Company has or may have any Liability, or (y) provides benefits, or describes policies or procedures applicable, to any director, officer, employee, former director, officer, employee or dependent thereof of the Company, regardless of whether funded. Employee Benefit Plan also includes any written or oral representations made to any director, officer, employee or former director, officer or employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B).

            (b) Seller and the Company have provided Buyer a true and complete copy of each Employee Benefit Plan that is not a multiemployer plan as described in ERISA ("Multiemployer Plan") that covers any director, officer or employee, or former director, officer or employee or dependent of any director, officer or employee, or former director, officer or employee of the Company (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the most recent favorable determination letter, if any, with respect to each Employee Benefit Plan, (ii) the two most recent annual reports prepared in connection with any such Employee Benefit Plan (Form 5500, including all applicable schedules), (iii) the most recent actuarial valuation report prepared in connection with any such Employee Benefit Plan and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof. With respect to any Employee Benefit Plan that is a Multiemployer Plan, the Company and Seller have provided to Buyer the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.

            (c) None of the Company, Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any present or former director, officer or employee of the Company or such present or former director's, officer's or employee's dependents or beneficiaries.

            (d) There is no Employee Benefit Plan that is maintained or contributed to by the Company, Seller or any ERISA Affiliate with respect to which the Company has or may have any Liability that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA and none of the Employee Benefit Plans is or was a "multiple employer plan" or a "multi-employer plan" (as described or defined in ERISA or the Code).

            (e) Each agreement, contract or other commitment, obligation or arrangement relating to an Employee Benefit Plan or the assets of an Employee Benefit Plan (or its related trust) including, but not limited to, each administrative services agreement, insurance policy or annuity contract, may be amended or terminated at any time without any Liability to the Employee Benefit Plan, the Company or Buyer.

            (f) Each Employee Benefit Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable Laws in all material respects.

            (g) omitted

            (h) Except as disclosed on Schedule 2.20, the Company does not provide, nor is it obligated to provide, benefits, including without limitation death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former directors, officers or employees of the Company, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law,
(ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of the Company.

            (i) Each Employee Benefit Plan could be terminated as of the date of the Closing with no Liability to the Company or the Buyer.

            (j) No Liability under Title IV of ERISA or Section 412 of the Code has been incurred (directly or indirectly) by the Company or an ERISA Affiliate that has not been satisfied in full.

            (k) Neither the Company nor any ERISA Affiliate maintains or has ever participated in a multiple employer welfare arrangement as described in
Section 3(40)(A) of ERISA.

            (l) No Lien has been filed by any Person and no Lien exists by operation of Law or otherwise on the assets of the Company relating to, or as a result of, the operation or maintenance of any Employee Benefit Plan, and Seller and the Company have no Knowledge of the existence of facts or circumstances that would result in the imposition of such a Lien.

            (m) Neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any director or any employee of the Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan; or (iv) result, separately or in the aggregate, in an "excess parachute payment" within the meaning of Section 280G of the Code.

            (n) No amounts payable under any Employee Benefit Plan or other agreement or arrangement will fail to be deductible for United States federal income Tax purposes by virtue of Section 162(m) of the Code.

            (o) The Company and each ERISA Affiliate have or will have, as of Closing, made all contributions to each Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement, and except as set forth on Schedule 2.20, neither the Company nor any ERISA Affiliate would be subject to any withdrawal Liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Closing Date, the Company or any ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from any Multiemployer Plan which withdrawal liability is likely to be incurred in connection with this Agreement and the other transactions contemplated hereby.

      2.21 Material Agreements.

            (a) The Company is not party to any oral agreement, and Schedule 2.21(a) lists each written agreement (and all amendments thereto) relating to the Business or to which the Company is a party or a beneficiary or by which the Company or any of its material assets is bound that involves the payment or receipt of goods or services in an amount in excess of $25,000, or that is not terminable upon notice of 30 calendar days or less without incurring any penalty or other Liability other than payment for goods delivered or services rendered prior to termination (collectively, the "Material Agreements"), including, without limitation, the following: (i) agreements pursuant to which the Company sells or distributes any products or services; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which the Company is liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other assets of the Company; (v) agreements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) insurance policies;
(vii) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (viii) agreements with or for the benefit of any stockholder, director, officer or employee of the Company or any Affiliate or immediate family member thereof.

            (b) Seller and the Company have delivered to Buyer a copy of each written Material Agreement. Except as described in Schedule 2.21(b), (i) each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity); (ii) the Company has performed all of its obligations under every Material Agreement to which it is a party, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Company or, to the Knowledge of Seller or the Company, on the part of any other Person under any Material Agreement; (iii) there has been no termination or notice of default or, to the Knowledge of Seller or the Company, any threatened termination or notice of default under any Material Agreement; and (iv) to the Knowledge of Seller or the Company, no party to a Material Agreement intends to alter its relationship with the Company as a result of or in connection with the acquisition contemplated by this Agreement.

      2.22 Customers. Set forth in Schedule 2.22 is a complete list of each customer of the Company that accounted for more than $50,000 of revenues for the year ended December 31, 2003 (the "Material Customers") indicating the amount of revenues attributable to each Material Customer during the year ended December 31, 2003. None of the Material Customers has notified the Company or Seller in writing of any intention to, terminate its relationship with the Company. There has been no material change in pricing or pricing structure with any Material Customer and there has been no material dispute with a Material Customer, in each case since December 31, 2003.

      2.23 Intellectual Property Rights. Set forth in Schedule 2.23 is a complete list of all registered and unregistered patents, trademarks, service marks and trade names, and registered copyrights, and applications for and licenses (from the Company) with respect to any of the foregoing, and all computer software and software licenses (other than commercial "shrink-wrap" software and software licenses), proprietary information, owned by the Company or with respect to which the Company has any license or use rights (collectively, "Intellectual Property"). Schedule 2.23 identifies all Intellectual Property that is owned by the Company. The Company has the right to use all Intellectual Property utilized by it in connection with the operation of the Business without infringing on the claimed rights of any Person, and the Company is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. To the Knowledge of Seller or the Company, no Person is infringing the rights of the Company in any of its Intellectual Property.

      2.24 Illegal Payments. None of Seller, the Company, any stockholder, director, officer, employee or agent of the Company, or any Affiliate or immediate family member of any of the foregoing has: (a) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable Law.

      2.25 Insurance. Set forth in Schedule 2.25 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Company, the Business or the assets of the Company, or the directors, officers, employees or agents of the Company. All such policies are in full force and effect. The Company has not received any notice of default or written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 2.25 also sets forth a complete and accurate summary of all of the self-insurance coverage provided by or for the benefit of the Company. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

      2.26 Officers, Directors and Shareholders. Set forth in Schedule 2.26 is a complete and accurate list of all of the officers, directors, and shareholders (indicating the numbers of shares owned) of the Company and to the Knowledge of Seller DIL.

      2.27 Foreign Persons. Neither Seller nor the Company is a "foreign person" as that term is defined inss. 1445 of the Code and applicable regulations.

      2.28 Subchapter S Status. The Company has elected to be treated as a "Subchapter S" corporation pursuant to Section 1362 of the Code.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Set forth on Schedule 3.1 is a list of all assumed names under with the Company operates and all jurisdictions in which any of the assumed names is registered.

      3.2 Organizational Documents. Buyer has delivered to Seller true, correct and complete copies of the certificates of incorporation and bylaws of Buyer.

      3.3 Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement, the Merger Agreement and the other agreements, certificates and instruments to be executed by Buyer in connection with or pursuant to this Agreement (collectively, the "Buyer Documents"). The execution, delivery and performance by Buyer of each Buyer Document has been duly authorized by all necessary action on the part of Buyer. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by Buyer and Subsidiary, as applicable. This Agreement is, and, upon execution and delivery by Buyer at the Closing, each of the other Buyer Documents will be, a legal, valid and binding agreement of Buyer and Subsidiary, as applicable, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

      3.4 No Violation. The execution, delivery and performance of the Buyer Documents by Buyer and Subsidiary, as applicable, will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, any charter provision or bylaw or under any material agreement, order or Law to which Buyer or Subsidiary is a party or by which Buyer or Subsidiary is in any way bound or obligated.

      3.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Subsidiary in connection with the transactions contemplated by this Agreement except the filing of the Merger Agreement and related merger documents with the States of New Jersey and Delaware.

      3.6 Capitalization. As of the date hereof, Buyer has authorized capital stock consisting of 1,000,000,000 shares of Common Stock, $0.001 par value, of which 593,000,000 shares are issued and outstanding, and 20,000,000 shares of
Preferred Stock, $0.001 par value, of which no shares are issued and outstanding. As of the date hereof, 100,000,000 shares of Common Stock are reserved for issuance upon exercise of outstanding options and warrants. All of the issued and outstanding shares of capital stock have been duly authorized, validly issued and fully paid and non-assessable.

      3.7 Financial Statements. Attached as Schedule 3.7 are true and complete copies of the unaudited balance sheets of Buyer as of December 31, 2003 (the "Latest Buyer Balance Sheet") and the audited balance sheets of Buyer as of December 31, 2002 and December 31, 2001 and the related statements of operations for the years then ended (collectively, the "Buyer Financial Statements"). The Buyer Financial Statements present fairly the financial condition of Buyer, at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP (except for the Latest Buyer Balance Sheet which may lack required footnotes and are subject to normal and recurring year-end audit adjustments). The Buyer Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Buyer, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities by the Buyer.

      3.8 Absence of Undisclosed Liabilities.

            (a) Buyer has no direct or indirect Liabilities except for: (i) Liabilities reflected in the Latest Buyer Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business; and (iii) Liabilities which do not exceed $50,000 individually or $250,000 in the aggregate.

            (b) For purposes of this Agreement, "ordinary course" Liabilities include only liabilities and obligations incurred in the normal course of business of the Buyer, and do not include, without limitation, any Liabilities under any agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of Law by the Buyer.

      3.9 Absence of Certain Changes. Since December 31, 2003, except as set forth on Schedule 3.9, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or Liabilities of the Buyer; (b) any declaration, setting aside or payment of any dividends or distributions in respect of any equity capital of the Buyer or any redemption, purchase or other acquisition by the Buyer of any of its equity interests; (c) any payment or transfer of assets (including, without limitation, any distribution or any repayment of indebtedness) by Buyer to or for the benefit of any shareholder of Buyer, other than compensation and expense reimbursements paid in the ordinary course of business; (d) any increase in indebtedness for borrowed money, or any issuance or sale of any debt securities, or any assumption, guarantee or endorsement of any Liability of any other Person, or any loan or advance to any other Person;
(e) any revaluation by the Buyer of any of its assets, including the writing down or writing off of notes or accounts receivable and the writing down of the value of inventory, other than in the ordinary course of business and consistent with past practice; (f) any entry by the Buyer into any commitment or transaction material to the Buyer including, without limitation, incurring or agreeing to incur capital expenditures; (g) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any agreement binding on the Buyer or to which any asset of the Buyer is subject, which could reasonably be expected to result in a Liability in excess of $50,000; (h) any theft, condemnation or eminent domain proceeding or any material damage, destruction or casualty loss affecting any asset used in the business of Buyer, whether or not covered by insurance;
(i) any sale of any asset, except sales in the ordinary course of business; (j) any waiver by the Buyer of any material rights related to its business; (k) any action, other than in the ordinary course of business, to pay, discharge, settle or satisfy any claim or Liability; (l) any settlement or compromise of any pending or threatened suit, action or claim relevant to the transactions contemplated by this Agreement or the Reorganization; (m) any authorization, recommendation, proposal or announcement of an intention to adopt a plan of complete or partial liquidation or dissolution of the Buyer; or (n) any agreement or understanding to do or resulting in any of the foregoing.

      3.10 Taxes.

            (a) To the Knowledge of Buyer, Buyer has filed or caused to be filed on a timely basis all Tax returns that are or were required to be filed by them, as applicable. To the Knowledge of Buyer, Buyer has timely paid all Taxes that have become due and payable as Taxes imposed on it, pursuant to such Tax returns or otherwise, or pursuant to any assessment received by it, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Latest Buyer Balance Sheet.

            (b) To the Knowledge of Buyer, the charges, accruals, and reserves with respect to Taxes on the books of the Buyer are accurate. To the Knowledge of Buyer, there exists no proposed tax assessment against the Buyer, except as disclosed in the Latest Buyer Balance Sheet. To the Knowledge of Buyer, all Taxes that the Buyer is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.

            (c) To the Knowledge of Buyer, all Tax returns filed by the Buyer are true, correct and complete in all respects.

      3.11 Litigation. Except as described in Schedule 3.10, there are currently no pending or, to the Knowledge of the Buyer, threatened Litigation by any Person against or relating to the Buyer or any director, officer, employee or agent (in their capacities as such) of the Buyer or to which any assets of the Buyer are subject, or relating to the transactions contemplated by this Agreement, the Merger Agreement or the consummation thereof, nor, to the Buyer, is there any basis therefor. The Buyer is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

      3.12 Compliance with Laws. The Buyer is currently complying with and has at all times complied with each applicable Law, in all material respects.

      3.13 Permits. The Buyer possesses from each appropriate Governmental Body all Permits issued by any Governmental Body necessary to conduct its business. Each of such Permits is described in Schedule 3.12. No loss of any such Permit is pending or, to the Knowledge of Buyer, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapse.

      3.14 Reports. Since December 31, 2003, the Buyer has filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required with the SEC including, but not limited to, Form 10-K, Forms 10-Q, Forms 8-K and Proxy Statements (and all such reports, registrations and statements have been or will be made available by the Buyer to the Seller) and any applicable state securities authorities (all such reports and statements are collectively referred to as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied with, and with respect to filings made after the date of this Agreement, will at the date of filing comply with, in all material respects, all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the Buyer Reports do not contain and, with respect to the filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

      3.15 Status of Buyer Shares. The Buyer Shares will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable.

      3.16 Tax Treatment. Buyer shall use its reasonable best efforts to cause the Reorganization to qualify as a reorganization under the provisions of [Section 368(a)(1)(A)] of the Code and represents that it does not presently intend to take, and has not taken, any action before or after the Reorganization is effected to cause the Reorganization to lose its tax-free status.

      3.17 Insurance. Set forth in Schedule 3.17 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Buyer, the Business or the assets of the Buyer, or the directors, officers, employees or agents of the Buyer. All such policies are in full force and effect. Buyer has not received any notice of default or written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.
Schedule 3.17 also sets forth a complete and accurate summary of all of the self-insurance coverage provided by or for the benefit of the Buyer. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

      4.1 Conduct of Business. Prior to the Closing, unless Buyer otherwise consents in writing, each of Seller and the Company will:

            (a) operate the Company in the ordinary course of business and consistent with past practice and use its best efforts to preserve the goodwill of the Company and of its officers, employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company;

            (b) use its commercially reasonable efforts to preserve intact the business organization of the Company, keep available the services of the Company's present officers and key employees, consultants, advisors and managers and maintain satisfactory relationships with customers, agents, reinsurers, suppliers and other Persons having business relationships with the Company;

            (c) except as specifically contemplated by this Agreement, not engage in any transaction outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind;

            (d) maintain all insurance policies and all Permits that are required for the Company to carry on the Business;

            (e) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practice;

            (f)  except  in   connection   with  the  Merger   Agreement  or  as
specifically   contemplated   by  this   Agreement,   not   acquire  by  merger,
consolidation or acquisition of stock or assets any Person or make any investment either by purchase of stock or securities, contributions to capital or property transfer, or purchase of any amount of property or assets (other than supplies in the ordinary course of business and consistent with past practice), in any other Person;

            (g) except in connection with the Merger Agreement or with the prior written consent of Buyer, not amend the organizational documents of the Company, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

            (h) not make any tax election or settle or compromise any Tax Liability or consent to the extension of time for the assessment or collection of any Tax; (i) not enter into or amend any collective bargaining agreement;

            (j) not take or willfully omit to take any action that would result in a breach (as of the Closing) of the representations and warranties set forth in Section 2.13.

      4.2 Access and Information. Seller and the Company will permit Buyer and its representatives to have reasonable access to the Company's directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Business and assets of the Company during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Company the Business and the assets of the Company as Buyer may reasonably request. Seller and the Company will permit Buyer and its representatives reasonable access to the
Company's respective accountants, auditors, customers and suppliers for consultation or verification of any information obtained by Buyer and will use, and use their best efforts to cause such Persons to cooperate with Buyer and its representatives in such consultations and in verifying such information. Seller and the Company will have the right to participate in any contact with such Persons.

      4.3 Supplemental Disclosure. Seller and the Company will promptly supplement or amend each of the Schedules hereto with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto; provided that, for purposes of determining whether a breach exists with respect to any of the representations and warranties hereunder, any such supplemental or amended disclosure will not be deemed to have been disclosed to Buyer unless Buyer otherwise expressly consents in writing.

      4.4 Assistance with Permits and Filings. Seller and the Company will furnish Buyer with all information concerning Seller that is required for inclusion in any application or filing made by Buyer to any Governmental Body in connection with the transactions contemplated by this Agreement. Seller and the Company will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Company after the Closing.

      4.5 Fulfillment of Conditions by Seller and the Company. Each of Seller and the Company agrees not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Seller herein not to be true and correct as of the Closing. Each of Seller and the Company will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby that are dependent on the actions of Seller or the Company.

      4.6 Fulfillment of Conditions by Buyer. Buyer agrees not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing. Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of Seller and the Company to consummate the transactions contemplated hereby that are dependent on the actions of Buyer and Subsidiary.

      4.7 Publicity. The parties hereto will cooperate with each other in the development and distribution of any news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Seller nor the Company will issue or make, or allow to be issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of Buyer. Notwithstanding the above, Buyer may make any news releases or other public disclosure relating to this Agreement and the Merger Agreement if required to do so under any Law or stock market regulations. Any release or announcement will be consistent with applicable Law and stock market requirements.

      4.8 Transaction Costs. Buyer will (i) pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs or that are incurred by Subsidiary in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, which are not included as part of the determination of Working Capital as provided herein, and (ii) reimburse Seller up to $10,000 of Seller's transaction costs and expenses. Except as otherwise provided in the foregoing Clause (ii), Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) that he incurs or that are incurred by the Company in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

      4.9 No-Shop Provisions. Each of Seller and the Company hereby covenants and agrees that (i) it will not, and will not permit any of its Affiliates to, directly or indirectly (through agents or otherwise), initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by Seller or the Company or any of their Affiliates to take any such action, and
(ii) Seller and the Company will promptly notify Buyer of all relevant terms of any such inquiries and proposals received by any of them or any of their Affiliates or by any of Seller's or the Company's officers, directors, investment bankers, financial advisors, attorneys, accountants or other representatives relating to any such matters, and if such inquiry or proposal is in writing, Seller and the Company will promptly deliver or cause to be delivered to Buyer a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, business combination or similar transaction (other than the Reorganization); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company (other than sales of inventory in the ordinary course of business and consistent with past practice); or (iii) any offer, sale or other transfer of any equity interest in the Company.

      4.10 Nondisclosure. Each of Seller and the Company acknowledges and agrees that all customer, prospect and marketing lists, sales data, Intellectual
Property and other confidential information of the Company (collectively, "Confidential Information") are valuable assets constituting part of the assets of the Company and, following the Closing, will be owned exclusively by Subsidiary. Each of Seller and the Company agrees to, and agrees to use reasonable efforts to cause their representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyer, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than for the benefit of the Company prior to the Closing or for the benefit of Buyer and Surviving Entity after the Closing).

      4.11 Release. At Closing, Seller shall execute and deliver the Release, substantially in the form of Exhibit C to this Agreement (the "Release").

      4.12 Employees and Employee Benefits. Notwithstanding anything in this Agreement to the contrary, from and after the Closing Date, each of Buyer and Surviving Entity will have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Company and Surviving Entity, as applicable provided, however that such actions do not material impede Surviving Entity's objective of Section
4.14. As of the Closing Date, the Company shall terminate all its Employee Benefit Plans in accordance with their respective terms, and Buyer and Subsidiary shall not assume any liabilities in respect thereof.

      4.13 Additional Issuance of Buyer's Stock. Seller acknowledges and agrees that Buyer, Subsidiary and Surviving Entity shall have the right, from time to time, to issue additional shares of their capital stock or membership interests, as applicable, to such parties and on such terms as may be determined by Buyer, Subsidiary or Surviving Entity prior to or from and after the Closing Date. Seller further acknowledges that his equity interest in Buyer may be subject to dilution from and after the Closing Date.

      4.14 Revenue Objection. Buyer agrees that it shall not to take any action which would hinder or impede with Surviving Entity's objective of achieving gross revenues of $5,000,000 in the 2004 fiscal year.

      4.15 Tax Filing. Each party hereto agrees to file the Merger Agreement with its respective federal income tax returns for the year in which the Reorganization is effective and to comply with the reporting requirements of Treasury Regulation 1.368-3.

      4.16 Election of Seller as Officer of Buyer. Effective the Closing Date, Buyer shall cause its Board of Directors to elect Seller as Senior Vice President of Buyer.

      4.17 Covenant Not To Compete. For a period of three (3) years following the Closing Date, Seller will not do any of the following, either directly or indirectly, anywhere in the world. In the event that Seller improperly competes with Buyer in violation of this Section, the period during which he engages in such competition shall not be counted in determining the duration of the three
(3) year non-compete restriction:

      (a) For purposes of this Section 4.17, "Competitive Activity" shall mean any activity relating to, in respect of or in connection with, directly or indirectly, the data warehousing and business intelligence consulting business;

      (b) Seller shall not own, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by any company or any other business, entity, agency or organization which engages in Competitive Activity (except pursuant to the Employment Agreement); provided, however, that during his non-compete period, Seller may serve as a director or consultant of an entity that is either a licensee of Buyer, or, for non-licensees, in such capacity as the Board of Directors of Buyer has granted him written permission;

      (c) Seller shall not solicit or perform services in connection with any Competitive Activity for any prior or current customers of Buyer except as otherwise permitted under the Employment Agreement; or

      (d) Seller shall not solicit for employment or employ any then current employees employed by Buyer without Buyer's consent.

      4.17 Employee Benefit Plans of DIL. Buyer will not assume any Employee Benefit Plans of DIL or take on any Liability relating to any Employee Benefit Plans of the DIL.

                                   ARTICLE V

                               CLOSING CONDITIONS

      5.1 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by Buyer in writing:

            (a) All representations and warranties of Seller contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

            (b) Seller and the Company have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.4.

            (c) Buyer has completed its due diligence investigation of the Company, and the Business and operations of the Company, including legal, accounting, environmental and engineering matters, and the results of such investigation are satisfactory to Buyer in its sole discretion.

            (d) All necessary governmental consents, approvals, orders or authorizations set forth on Schedule 5.1(d) have been obtained, and all necessary governmental notices set forth on Schedule 5.1(d) have been given.

            (e) Seller has entered into an Employment Agreement with Surviving Entity, substantially in the form of Exhibit D to this Agreement (the "Employment Agreement").

            (f) As of the Closing Date, there is no pending or threatened material litigation by any Person seeking to enjoin any aspect of the operation of the Business or the consummation of the transactions contemplated by this Agreement, the Reorganization or otherwise affecting the Company or the Securities.

            (g) As of the Closing Date, there is not any material adverse change
in  the  business,   operations,   prospects,  financial  condition,  assets  or
Liabilities (contingent or otherwise) of the Company since December 31, 2003.

            (h) Seller and the Company have obtained and provided evidence satisfactory to Buyer that all Liens on the Securities or any assets of the Company other than Liens that are acceptable to Buyer, have been released.

            (i) The Company has delivered to Buyer the Merger Agreement and other requisite documents relating thereto.

            (j) The Reorganization shall have been declared effective by the States of New Jersey and Delaware.

            (k) The Release provided in Section 4.11 shall have been delivered by Seller to Buyer.

            (l) Seller has executed and delivered the Holdback Agreement.

            (m) Seller has executed and delivered the Undertaking and Indemnity, substantially in the form of Exhibit E to this Agreement (the "Tax Indemnity").

            (n) Seller and the Company have delivered to Buyer an opinion of counsel, substantially in the form of Exhibit F to this Agreement.

            (o) Seller and the Company have executed and delivered to Buyer such other documents and instruments as shall be reasonably requested by Buyer and its counsel for the consummation of the transactions contemplated hereby.

      5.2 Conditions to Obligations of Seller. The obligations of Seller and the Company under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by them in writing:

            (a) All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

            (b) Each of Buyer and Subsidiary has performed and complied with all the covenants and agreements required by this Agreement and the Merger Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by it pursuant to Section 1.4.

            (c) Seller has  completed  its due  diligence  investigation  of the
Buyer,  and  the  business  and  operations  of  the  Buyer,   including  legal,
accounting, environmental and engineering matters, and the results of such investigation are satisfactory to Seller in its sole discretion.

            (d) All necessary governmental consents, approvals, orders or authorizations have been obtained and all necessary governmental notices have been given.

            (e) The Surviving Entity has entered into Employment Agreement with Seller, substantially in the form of Exhibit D to this Agreement, the obligations of Surviving Entity thereunder shall have been guaranteed by Buyer.

            (f) Buyer has entered into the Guaranty of Payment and Performance in favor of Seller, substantially in the form of Exhibit G to this Agreement.

            (g) As of the Closing Date, there is no pending or threatened material litigation by any Person seeking to enjoin any aspect of the consummation of the transactions contemplated by this Agreement or the Reorganization.

            (h) Buyer and Subsidiary have delivered to the Company the Merger Agreement and other requisite documents relating thereto.

            (i) The Reorganization shall have been declared effective by the States of New Jersey and Delaware.

            (j) Buyer has executed and delivered to Seller the Registration Rights Agreement, substantially in the form of Exhibit H to this Agreement.

            (k) As of the Closing Date, there has not occurred any material adverse change in the business, operations, prospects, financial conditions, assets or Liabilities (contingent or otherwise) of the Buyer since December 31, 2003.

            (l) Buyer has executed and delivered the Holdback Agreement.

            (m) Buyer and Subsidiary have executed and delivered the Tax Indemnity.

            (n)  Buyer  has   delivered   to  Seller  an  opinion  of   counsel,
substantially in the form of Exhibit I to this Agreement.

            (o) Buyer and Subsidiary have executed and delivered to Seller and the Company such other documents and instruments as shall be reasonably requested by Seller, the Company and their counsel for the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                                 INDEMNIFICATION

      6.1 Indemnification.

            (a)    Notwithstanding   any   investigation   by   Buyer   or   its
representatives, Seller will indemnify and hold Buyer, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Buyer Parties") harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys' fees (individually a "Loss," and collectively, "Losses"), that any Buyer Parties may suffer or incur as a result of or relating to:

            (i) the breach of any representation or warranty made by Seller in this Agreement, the Merger Agreement, any Seller Documents or pursuant hereto or thereto;

            (ii) the breach of any covenant or agreement made by Seller or the Company in this Agreement, the Merger Agreement, any Seller Documents or pursuant hereto or thereto;

            (iii) all Taxes allocable to any taxable period (or any portion thereof) ending on or before the Closing Date; and/or.

            (iv) any Claim (as defined in Section 6.3) commenced by any third party relating to actions or omissions of Seller (or any of its Affiliates) that occurred prior to the Closing Date.

            (b) Notwithstanding any investigation by Seller, the Company or their representatives, Buyer will indemnify and hold Seller and his Affiliates (collectively, the "Seller Parties") harmless from any and all Losses that any Seller Parties may suffer or incur as a result of or relating to:

            (i) the breach of any representation or warranty made by Buyer or Subsidiary in this Agreement, the Merger Agreement, any Buyer Documents or pursuant hereto or thereto; and/or

            (ii) the breach of any covenant or agreement made by Buyer or Subsidiary in this Agreement, the Merger Agreement, any Buyer Documents or pursuant hereto or thereto.

            (iii) all Taxes allocable to any taxable period (or any portion thereof) beginning on the Closing Date, but excluding Taxes due as a result of the Reorganization being deemed a taxable transaction, any Taxes due as a result of the purchase of the Accounts Receivable and any Taxes due as a result of the purchase and sale of the DIL Shares; or

            (iv) any Claim (as defined in Section 6.3) commenced by any third party relating to actions or omissions of the Buyer (or any of its Affiliates) that occurred on or after the Closing Date.

      6.2 Survival.

            (a) The representations and warranties of Seller made in or pursuant to this Agreement, the Merger Agreement and the Seller Documents will survive the consummation of the transactions contemplated hereby until the expiration of the first anniversary of the Closing Date (except that representations and warranties made in or pursuant to this Agreement in respect of Taxes shall survive until the expiration of the applicable statutes of limitations); provided, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1(a) will survive until such claim is finally resolved if Buyer notifies Seller of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 6.1(a) based on the breach or alleged breach of a representation or warranty may be asserted by Buyer after the date on which such representation or warranty expires hereunder.

            (b) Buyer's representations and warranties made in or pursuant to this Agreement, the Merger Agreement and the Buyer Documents will survive the consummation of the transactions contemplated hereby until the first anniversary of the Closing Date (except that representations and warranties made in or pursuant to this Agreement in respect of Taxes shall survive until the expiration of the applicable statutes of limitations); provided, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1(b) will survive until such claim is finally resolved if Buyer notifies Seller of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 6.1(b) based on the breach or alleged breach of a representation or warranty may be asserted by Buyer after the date on which such representation or warranty expires hereunder.

            (c) The covenants and agreements of the parties hereto made in or pursuant to this Agreement will survive the consummation of the transactions contemplated hereby indefinitely.

      6.3 Notice.

            (a) Any party entitled to receive indemnification under this Article VI (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

            (b) In the event any Buyer  Party  provides  notice as  provided  by
Section 6.3(a) above, and seeks to set off a Loss or Losses from the Holdback Shares, such set off shall be effected on the later of the expiration of thirty
(30) days from the date of such notice (the "Notice of Contest Period") or, if such Loss or Losses are contested, the date the dispute is resolved.

            (c) If, prior to the expiration of the Notice of Contest Period, the Seller shall notify the Buyer Party in writing of his intention to dispute the claim and if such dispute is not resolved by the parties within thirty (30) days after expiration of the Notice of Contest Period (the "Resolution Period"), then such dispute shall be resolved by a panel of three (3) arbitrators (one appointed by Seller, one appointed by Buyer and one appointed by the two arbitrators so appointed) in the City of New York, which shall be appointed within fifteen (15) days after the expiration of the Resolution Period. The arbitrators shall abide by the rules of the American Arbitration Association and their determination shall be final and binding on all parties. The costs of the arbitration shall be borne equally by Buyer and Seller.

      6.4 Defense of Claims.

            (a) The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; (ii) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and (iii) the Claim does not relate to the Indemnified Party's relationship with any customer or employee.

            (b) If the conditions of Section 6.4(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then:
(i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld;
(ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (A) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (B) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

            (c) If the conditions of Section 6.4(a) are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise, or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      6.5 Indemnification Limited to Holdback Shares. Notwithstanding any provision herein to the contrary, indemnification of any Buyer Party under this
Article VI, for any Loss or Claim will be solely limited to and paid only out of the Holdback Shares in accordance with the provisions of this Article VI and the Holdback Agreement (except as otherwise provided in Seller's Undertaking and Indemnity of even date herewith delivered to Buyer at Closing).

      6.6 Indemnification Limited; Sole Remedy.

            (a) Notwithstanding the foregoing, Buyer shall not be entitled to recover any Losses unless the aggregate of all Buyer's Losses exceeds Twenty-Five Thousand Dollars ($25,000) in which case, the Buyer shall be entitled to the full amount of such Losses in excess of $25,000.

            (b) Notwithstanding any provision in this Agreement to the contrary, the remedies provided in this Article VI shall be the sole and exclusive remedies for any inaccuracy in, or any breach of any representation, warranty, covenant or agreement of, or obligation or liability of the Seller contained herein, or any document delivered pursuant to this Agreement or otherwise relating hereto or thereto (except the Employment Agreement between Surviving Entity and Seller); provided, however, that nothing in this Agreement, including this Section, shall be construed to limit the right of any party to seek and obtain specific performance or injunctive relief.

            (c) Notwithstanding the foregoing, Buyer shall not be entitled to recover any Losses in respect of the uncollected accounts receivable of the Company to the extent that the amounts of any such uncollected accounts receivable shall have been refunded in full to the Company from the Cash Holdback under the Holdback Agreement.

            (d) Notwithstanding the foregoing, Buyer shall not be entitled to recover any Losses in respect of the failure of Seller and the Company to obtain the requisite consents from the third parties to the contracts and agreements listed in Schedule 2.9 hereto for the consummation of the transactions provided herein.

                                   ARTICLE VII

                                  MISCELLANEOUS

      7.1 Termination.

            (a) This Agreement and the transactions contemplated hereby may be terminated and abandoned: (i) at any time prior to the Closing Date by mutual written consent of the parties hereto; or (ii) by either Buyer, on the one hand, or Seller and the Company, on the other hand, if a condition to performance by the terminating party hereunder has not been satisfied or waived prior to March 31, 2004.

            (b) Notwithstanding the provisions of Section 7.1(a), (i) Buyer may not terminate this Agreement if the Closing has not occurred because of Buyer's willful failure to perform or observe any of its covenants or agreements set forth herein or in the Merger Agreement or if Buyer is, at such time, in material breach of this Agreement or the Merger Agreement; and (ii) Seller and the Company may not terminate this Agreement if the Closing has not occurred because of their willful failure to perform or observe any of the covenants or agreements set forth herein or in the Merger Agreement or if any of them is, at such time, in material breach of this Agreement or the Merger Agreement.

            (c) If this Agreement is terminated pursuant to Section 7.1(a), all further obligations of the parties under this Agreement will terminate and no party will have any liability or obligation (for reimbursement of expenses or otherwise) to any other party, except that Buyer, on the one hand, and Seller and the Company, on the other hand, will remain liable to the other for any breach of this Agreement by such party occurring prior to such termination and all legal remedies of the other parties in respect of any such breach will survive such termination unimpaired.

      7.2 Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally, (ii) on the fifth (5th) business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier or (iv) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

         If to Buyer:                                             with copies to:
         Conversion Services International, Inc.                  Ellenoff Grossman & Schole LLP
         100 Eagle Rock Avenue                                    370 Lexington Avenue, Suite 1900
         East Hanover, New Jersey 07936                           New York, New York 10017
         Attention:   Mr. Scott Newman                            Attention:  Barry Grossman, Esq.
         Telecopy:   (973)560-9400                                Telecopy:  (212) 370-7889



         If to Seller or the Company:                             with copies to:
         Robert C. DeLeeuw                                        Akerman Senterfitt & Eidson, P.A.
         148 West Park Way                                        One Southeast Third Avenue, Suite 2800
         Pompton Plains, New Jersey 07444                         Miami, Florida 33131
         Telecopy:                                                Attention:  Edward L. Ristaino, Esq.
                                                                  Telecopy:  (305) 374-5095


      7.3 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

      7.4 Brokers. Each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

      7.5 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      7.6 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

      7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party thereto without the prior written consent of all the other parties and any purported assignment or delegation in violation thereof will be null and void; except that Buyer may assign its rights and obligations under this Agreement to any of the direct or indirect parent entities or subsidiaries of Buyer, or any successor to its business. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except to the extent specifically provided in Section 4.11 and Article VI, and the Registration Rights Agreement.

      7.8 Entire Agreement, Amendment. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Seller and the Company contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Seller under this Agreement. The Exhibits, Schedules and the recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

      7.9 Specific Performance, Remedies Not Exclusive. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

      7.10 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

      7.11 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

      7.12 Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term "or" will not be interpreted as excluding any of the items described. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

      7.13 Certain Definitions. For purposes of this Agreement:

            (a) the term "Affiliate" means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person.

            (b) the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            (c) the terms "Knowledge" and "known" and words of similar import with respect to a party mean:

                  (i) with respect to Seller, Seller will be deemed to have "Knowledge" of a particular matter, and the particular matter will be deemed to be "known" by Seller, if Seller has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees or agents of the Company;

                  (ii) with respect to the Company, the Company will be deemed to have "Knowledge" of a particular matter, and the particular matter will be deemed to be "known" by the Company, if Seller, Brian Carey or Joseph
      T. Wash has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees or agents of the Company;

                  (iii) with respect to Buyer, Buyer will be deemed to have "Knowledge" of a particular matter, and the particular matter will be deemed to be "known" by Buyer, if any director, officer or any supervisory level employee of Buyer has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of Buyer.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   CONVERSION SERVICES INTERNATIONAL, INC.


                                   By: /s/ Scott Newman
                                   ---------------------------------------
                                       Name: Scott Newman
                                       Title: President and Chief Executive
                                              Officer


                                   DELEEUW ASSOCIATES, INC.

                                   By: /s/ Robert C. DeLeeuw
                                   ---------------------------------------
                                       Name:  Robert C. DeLeeuw
                                       Title: President

                                   /s/ Robert C. DeLeeuw
                                   ---------------------------------------
                                   ROBERT C. DELEEUW




                    [SIGNATURE PAGE TO ACQUISITION AGREEMENT]